Exhibit 10.24

December 4, 2013

Michael-Bryant Hicks

Re: Offer of Employment

Dear Hicks:

I am writing to summarize the terms of our offer, as follows:

Position	Senior Vice President, General Counsel and Secretary of Providence Service Corporation (the ''Company")

Start Date	January 6, 2014

Reporting	You will report to me directly in my role as the Chief Executive Officer

Base Salary	$350,000 annually

Bonus Opportunity	75% of Base Compensation, measured on a basis similar to that of other seniorexecutives

Benefits	Same basis as others in the senior executive group, including enhanced life insurance and increased disability coverage

Equity Plan	Same basis as others in the senior executive group in regard to any future equity grants

Move From Colorado

The Company will pay for the actual costs of moving you and your family from Denver, the cost of housing in the Tucson area for up to 90 days during your transition, and up to 3 trips between Denver and Tucson between now and your start date

Michael-Bryant Hicks

December 4, 2013

Change in Control

In the event of a change in control of the Company while you are employed, and you are terminated without "cause" following such change in control, you will be entitled to receive compensation equal to two times your then applicable base salary, in a lump sum, on the same basis and terms as would be the case for senior executives of the Company. We will enter into a separate agreement with you in regard to this term of your employment prior to your Start Date.

As an employee of the Company, you will be subject to all policies applicable to employees of the Company which are included in the Corporate Handbook, as well as the Company's Compliance and Ethics Program and Code of Conduct, a copy of which can be found on our website. You will be considered an employee "at will," as your employment will have no specific term.

All of us at the Company are excited and are very much looking forward to your arrival here in Tucson and you becoming a part of our energetic and innovative team working on important matters for a growing and prosperous company. Our future is bright - and we are confident that your help in guiding our company going forward will contribute to our success! We also know that you and your family will enjoy living in Tucson.

Please let me know if you have questions.

Very truly yours

/s/ Warren S. Rustand

Warren S. Rustand

Agreed and Accepted:

/s/ Michael-Bryant Hicks

Michael-Bryant Hicks